EX-99.B(d)(2)(xii)

APPENDIX A

Funds Trust Funds

International Equity Fund

APPENDIX B

WELLS FARGO FUNDS TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

This fee agreement is made as of the 1st day of February, 2005, by and between Wells Fargo Funds Trust (the “Trust”), Wells Fargo Funds Management, LLC (the “Adviser”) and LSV Asset Management (the “Sub-Adviser”).

WHEREAS, the parties have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”); and

WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated on Appendix B;

NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to the average daily net assets of the LSV Portion throughout the month:

Name of Fund	Breakpoints	Sub-Advisory Rate
International Equity Fund	$0-150M $150M-500M $500M-750M $750M-1B >$1B	0.35 0.40 0.35 0.325 0.30	% % % % %

The foregoing fee schedule shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS TRUST on behalf of the Funds

By:	/s/ C. David Messman
C. David Messman
Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ Andrew Owen
Andrew Owen
Senior Vice President

LSV ASSET MANAGEMENT

By:	/s/ Tremaine Atkinson
Tremaine Atkinson
Partner and Chief Operating Officer

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